Exhibit(a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NSTOR TECHNOLOGIES, INC.

AT

$0.105 NET PER SHARE

BY

NORMANDY ACQUISITION CORPORATION,

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

XYRATEX LTD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 2, 2005, UNLESS THE OFFER IS EXTENDED.

August 5, 2005

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 5, 2005 and the related Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by Xyratex Ltd, a Bermuda corporation (“Parent”), through Normandy Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser” and together with Parent, “Xyratex”), to purchase for cash all of the issued and outstanding common stock, par value $0.05 per share (the “Shares”), of nStor Technologies, Inc., a Delaware corporation (the “Company”), at a purchase price of $0.105 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $0.105 per Share, net to you in cash.

2. The Offer is being made for all of the outstanding Shares.

3. The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which represents at least 88.1% of the total number of outstanding Shares on the date of purchase. The Offer is subject to certain other conditions described in “The Offer—Conditions to the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.

4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2005 (the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides for, among other things, the making of the Offer by Xyratex, and further provides that, as soon as practicable following consummation of the Offer, Purchaser will be merged with and into the Company (the “Proposed Merger”) with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

5. The Board of Directors of the Company at a meeting of the Company’s Board of Directors held on July 26, 2005, (1) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Proposed Merger are advisable, fair to and in the best interests of the Company and the holders of Shares, (2) approved and declared the advisability of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Proposed Merger, and (3) recommended that the holders of Shares accept the Offer.

6. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, September 2, 2005, unless the Offer is extended.

7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company of New York (the “Depositary”) of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in “The Offer—Procedure for Tendering Shares” of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NSTOR TECHNOLOGIES, INC.

AT

$0.105 NET PER SHARE

BY

NORMANDY ACQUISITION CORPORATION,

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

XYRATEX LTD

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated August 5, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal, in connection with the offer by Parent through Purchaser to purchase all of the shares of common stock, $0.05 par value per share (the “Shares”), of nStor Technologies, Inc. (the “Company”), at a purchase price of $0.105 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated
Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or
Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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